Exhibit 99.1

Sinclair Announces Closing of Private Debt Exchange Offer of Diamond Sports Group
BALTIMORE (June 11, 2020) - Sinclair Broadcast Group, Inc. (“Sinclair” or the “Company”) (Nasdaq: SBGI) today announced that on June 10, 2020, the Company’s indirect subsidiaries, Diamond Sports Group, LLC and Diamond Sports Finance Company (together, the “Issuers”), completed their previously announced private offer to exchange (the “Exchange Offer”) any and all of the Issuers’ outstanding 6.625% Senior Notes due 2027 (the “Senior Notes”) (CUSIP/ISIN 25277LAC0 /US25277LAC00; U2527JAB1 / USU2527JAB18) for a cash payment and newly issued 12.750% Senior Secured Notes due 2026 (the “New Secured Notes”) (CUSIP/ISIN 25277LAE6 / US25277LAE65; U2527JAC9 / USU2527JAC90). The Exchange Offer and Consent Solicitation (as defined below) were conducted on the terms and subject to the conditions set forth in the Confidential Offering Memorandum, Offer to Exchange and Consent Solicitation Statement, dated as of May 12, 2020 (as supplemented by Supplement No. 1, dated as of May 29, 2020, the “Offering Memorandum” and, together with the accompanying letter of transmittal, the “Offer Documents”).

The Exchange Offer and the Consent Solicitation expired at 12:00 midnight on June 9, 2020 (the “Expiration Time”). In the Exchange Offer, the Company accepted for exchange all of the approximately $66 million aggregate principal amount of the Senior Notes (or approximately 3.62%) that were validly tendered and not properly withdrawn in the Exchange Offer. Following settlement of the Exchange Offer, approximately $1.753 billion aggregate principal amount of Senior Notes remained outstanding. The Company (i) issued approximately $31 million aggregate principal amount of New Secured Notes and (ii) made cash payments totaling approximately $10 million (including accrued but unpaid interest) in exchange for the validly tendered and not properly withdrawn Senior Notes. As of the Expiration Time, the consents delivered in the concurrent consent solicitation (the “Consent Solicitation”) did not meet the amount required under the indenture governing the Senior Notes (the “Senior Notes Indenture”) to approve the proposed amendments to the Senior Notes Indenture.

Only holders of Senior Notes who duly completed and submitted an eligibility letter were authorized to receive the Offering Documents and participate in the Exchange Offer and Consent Solicitation (“Eligible Holders”). The eligibility letters included certifications that the holders of the Senior Notes were either (i) “qualified institutional buyers” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or (ii) not U.S. persons (as defined in Regulation S under the Securities Act) or purchasing for the account or benefit of U.S. persons, other than a distributor, and were purchasing the New Secured Notes in an offshore transaction in accordance with Regulation S.

The Senior Notes and the New Secured Notes have not been and will not be registered under the Securities Act or any state securities laws. Therefore, neither the Senior Notes nor the New Secured Notes may be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws.

This press release is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to exchange or purchase the New Secured Notes or any other securities. In addition, this press release is neither an offer to purchase nor a solicitation of an offer to sell any Senior Notes. The Exchange Offer and the Consent Solicitation were only made pursuant to the Offering Documents and were only made to Eligible Holders. The Exchange Offer was not made to holders of Senior Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. The New Secured Notes were not approved or disapproved by any regulatory authority, nor has any such authority passed upon the accuracy or adequacy of the Offering Documents.

Forward-Looking Statements:
The matters discussed in this news release include forward-looking statements regarding, among other things, future events and actions. When used in this news release, the words “outlook,” “intends to,” “believes,” “anticipates,” “expects,” “achieves,” “estimates,” and similar expressions are intended to identify forward-looking statements. Such statements are subject to a number of risks and uncertainties. Actual results in the future could differ materially and adversely from those described in the forward-looking statements as a result of various important factors, including and in addition to the assumptions set forth therein, but not limited to, the potential impacts of the novel coronavirus (COVID-19) pandemic on our business operations, financial results and financial position and on the world economy, the impact of changes in national and regional economies, our ability to generate cash to service our substantial indebtedness, the completion of the FCC spectrum repack, successful execution of outsourcing agreements, pricing and demand fluctuations in local and national advertising, volatility in programming costs, the market acceptance of new programming, the successful execution of retransmission consent agreements, the successful execution of network and MVPD affiliation agreements, the successful execution of media rights agreements with professional sports teams, the impact of OTT and other emerging technologies and their potential impact on cord-cutting, the impact of MVPDs, vMVPDs, and OTT distributors offering “skinny” programming bundles that may not include all programming of our networks, our ability to identify and consummate acquisitions and investments and to achieve anticipated returns on those investments once consummated, the impact of pending and future litigation claims against the Company, the impact of FCC and other regulatory proceedings against the Company, uncertainties associated with potential changes in the regulatory environment affecting our business and growth strategy, and any risk factors set forth in the Company's recent reports on Form 10-Q and/or Form 10-K, as filed with the Securities and Exchange Commission. There can be no assurances that the assumptions and other factors referred to in this release will occur. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements except as required by law.
Investor Contacts:
Steve Zenker, VP, Investor Relations
Billie-Jo McIntire, Director, Investor Relations
(410) 568-1500

Media Contact:
Michael Padovano
mpadovano@5wpr.com